EXHIBIT 8



                        [PHELPS DUNBAR, L.L.P LETTERHEAD]





October 26, 2000


Britton & Koontz Capital Corporation
Britton & Koontz First National Bank, N.A.
500 Main Street

Natchez, Mississippi  39120

Ladies and Gentlemen:

                  We have acted as counsel to Britton & Koontz Capital Corporation ("B & K") and Britton & Koontz First National Bank, N.A. ("B & K Bank") in connection with the Agreement and Plan of Merger among B & K, B & K Bank, Louisiana Bancshares, Inc. ("Louisiana Bancshares") and Louisiana Bank & Trust Company ("Louisiana Bank"), dated as of August 25, 2000 (the "Agreement"). We have been requested to issue our opinion as to certain Federal income tax matters described in Section 8.02(g) of the Agreement.

                  The Agreement and the transactions contemplated therein are more fully described in the Form S-4 Registration Statement declared effective by the Securities and Exchange Commission (the "Commission") on or about October 27, 2000 and the Proxy Statement forming a part thereof. Capitalized terms appearing herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                  In connection with the foregoing, we have examined and are relying upon the following documents: (1) the Agreement; (2) the Merger Agreement; (3) the Registration Statement; and (4) such other documents and public records as we have deemed necessary or appropriate.



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                  We also have made such  legal  and  factual  examinations  and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. We have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion.

                  In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by B & K, B & K Bank, Louisiana Bancshares and Louisiana Bank, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

                  The opinions contained herein are based upon the representations and statements contained in the aforementioned documents and are limited in all respects to matters of Federal income tax law. In rendering our opinion, we have assumed the following:

(a) The fair market value of the B & K common stock to be received by each shareholder of Louisiana Bancshares will be approximately equal to the fair market value of the Louisiana Bancshares common stock surrendered therefor.

(b) There is no plan or intention by the shareholders of Louisiana Bancshares who own five percent (5%) or more of the Louisiana Bancshares common stock and, to the best of the knowledge of the management of Louisiana
     Bancshares, there is no plan or intention on the part of the remaining Louisiana Bancshares shareholders to sell, exchange, or otherwise dispose of a number of shares of B & K common stock to be received in the Merger that would reduce such shareholders' aggregate ownership of B & K common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Louisiana Bancshares common stock as of the same date. For purposes of this assumption, shares of Louisiana Bancshares common stock held by shareholders of Louisiana Bancshares and exchanged for cash or other property, or surrendered by dissenters, or exchanged for cash in lieu of fractional shares of B & K common stock will be treated as outstanding Louisiana Bancshares common stock on the date of the Merger.

(c) B & K will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Louisiana Bancshares immediately prior to the Merger. For purposes of this



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assumption, amounts paid by Louisiana Bancshares to dissenters,  amounts paid by
     Louisiana Bancshares to shareholders who receive cash or other property, Louisiana Bancshares assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Louisiana Bancshares immediately preceding the Merger will be included as assets of Louisiana Bancshares held immediately prior to the Merger.

(d) Prior to the Merger, B & K will be in control of B & K Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended ("Code").

(e) Following the Merger, B & K will not issue any additional shares of B & K Bank common stock that would result in B & K losing control of B & K Bank within the meaning of Section 368(c) of the Code.

(f) B & K has no plan or intention to redeem or otherwise reacquire any of its common stock to be issued in the Merger.

(g) B & K has no present plan or intention to liquidate Louisiana Bank, to sell or otherwise dispose of the Louisiana Bank stock, or to sell or otherwise dispose of any of the Louisiana Bancshares assets that will be acquired in the Merger, except for such dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(h) The liabilities of Louisiana Bancshares to be assumed by B & K, and the liabilities to which the transferred assets of Louisiana Bancshares are subject were incurred by Louisiana Bancshares in the ordinary course of its business and are associated with the assets to be transferred in the Merger.

(i) Following the Merger, B & K will continue the historic business of Louisiana Bancshares or use a significant portion of such business assets in a business.

(j) B & K, B & K Bank, Louisiana Bancshares and Louisiana Bank, and each of their respective shareholders, will pay their or its own expenses, if any, incurred in connection with the Merger.

(k) There is no intercorporate indebtedness existing among B & K, Louisiana Bancshares and Louisiana Bank that was issued, acquired, or will be settled at a discount.



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(l)  Neither B & K, B & K Bank,  Louisiana  Bancshares  nor Louisiana Bank is an
     investment company as defined in Section 368(a)(2)(F)(iii) or Section 368(a)(2)(F)(iv) of the Code.

(m) Louisiana Bancshares and Louisiana Bank are not under the jurisdiction of a court in a Title 11 or bankruptcy matter within the meaning of Section 368(a)(3)(A) of the Code.

(n) The fair market value of the Louisiana Bancshares assets to be transferred to B & K in the Merger will be equal to or exceed the sum of the liabilities to be assumed by B & K plus the liabilities, if any, to which such transferred assets will be subject.

(o) No B & K Bank common stock will be issued to any of the shareholders of Louisiana Bancshares in the Merger.

(p)  B & K does not  have any plan or  intention  to  dispose  of the  Louisiana
     Bancshares  assets  it  will  receive  in  the  Merger,   except  for  such
     dispositions made in the ordinary course of business.

(q) No dividends or distributions, other than regular, normal dividends, have been or will be made with respect to any Louisiana Bancshares common stock immediately prior to the Merger.

(r) None of the compensation received or to be received by any Louisiana Bancshares shareholder, who is also an employee of Louisiana Bancshares, will be separate consideration for, or allocable to, any shares of Louisiana Bancshares common stock.

(s) None of the shares of B & K common stock to be received by any Louisiana Bancshares shareholder, who is also an employee of Louisiana Bancshares, will be separate consideration for, or allocable to, any amounts received or to be received under any employment agreement or noncompetition agreement.

(t) None of the amounts to be received by any Louisiana Bancshares shareholder under any employment agreement or noncompetition agreement will be separate consideration for, or allocable to, any shares of Louisiana Bancshares common stock.



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(u)  The compensation to be paid to any Louisiana Bancshares shareholder, who is also an employee of Louisiana Bancshares, will be paid for services actually rendered and will be commensurate to the compensation paid to third-parties bargaining at arm's length for similar services or will be paid pursuant to pre-existing agreements commensurate with agreements made between third parties bargained for at arm's length.

(v) The payment of cash in lieu of fractional shares of B & K common stock is solely for the purpose of avoiding the expense and inconvenience to B & K of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid to the Louisiana Bancshares shareholders in lieu of issuing fractional shares of B & K common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Louisiana Bancshares shareholders in exchange for their stock. The fractional share interest of each Louisiana Bancshares shareholder will be aggregated and no Louisiana Bancshares shareholder will receive an amount equal to or greater than the value of one (1) share of B & K common stock.

                  On the basis of our examination of the aforementioned documents, the representations contained therein and the assumptions set forth above, and having considered the applicable Federal income tax law as it exists on the date hereof, we are of the opinion that:

(i) The Merger of Louisiana Bancshares with and into B & K will qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(ii) Neither Louisiana Bancshares nor B & K will recognize any gain or loss solely as a result of the Merger under Section 361 of the Code;

(iii)No gain or loss will be recognized by the holders of the Louisiana Bancshares common stock upon the exchange in the Merger of all of their Louisiana Bancshares common stock solely for shares of B & K common stock under Section 354 of the Code;

(iv) The aggregate tax basis of the B & K common stock received by the holders of Louisiana Bancshares common stock who exchange all of their Louisiana Bancshares common stock solely for the B & K common stock in the Merger will be the same as the tax basis of the Louisiana Bancshares common stock surrendered in exchange therefor, less the basis of any fractional share of B & K common stock settled by cash payment, under Section 358(a)(1) of the Code;



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(v)  The holding period of the B & K common stock received by the holders of the
     Louisiana Bancshares common stock will include the holding period during which the Louisiana Bancshares common stock surrendered in exchange therefor was held, to the extent that the Louisiana Bancshares common stock was held as a capital asset on the date of the exchange under Code Section 1223(1) of the Code;

(vi) The payment of cash to the holders of the Louisiana Bancshares common stock in lieu of fractional share interests in B & K common stock will be treated for Federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by B & K. These cash payments will be treated as having been received as distributions in full payment in exchange for B & K common stock redeemed, as provided under
     Section 302(a) of the Code; and

(vii)Where solely cash is received by a holder of the Louisiana Bancshares common stock in exchange for B & K common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Louisiana Bancshares common stock, subject to the provisions and limitations of Section 302 of the Code.

                  This opinion is expressly limited to the Federal income tax consequences of the Merger that are enumerated above. We express no opinion as to any other Federal income tax consequences of the Merger or to matters governed by the laws of any state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or future changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

                  This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of and effective on the date hereof, any one or more of which is subject to change either prospectively or retroactively. There can be no assurance that contrary positions may not be successfully asserted by the Internal Revenue Service, or that a court considering such matters would not hold otherwise. Moreover, no opinion is rendered with respect to the effect, if any, which pending or proposed legislation may have on any of the foregoing matters.

                  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in manner contrary to the opinions set forth above.



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                  We consent to the filing of this  opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.





                                                       Sincerely,


                                                       /s/ Phelps Dunbar, L.L.P.
                                                       PHELPS DUNBAR, L.L.P.





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